CONSULTING AGREEMENT
THIS AGREEMENT made as of the 1st day of June, 2002
BETWEEN
JBM ENTERTAINMENT INC., a corporation incorporated
under the 1aws of  the Province of Nova Scotia
(hereinafter called "JBM")
and VELVETEEN CONSULTING, INC. (Formerly prior to August 28, 2002, GHD Consulting, Inc.), a corporation incorporated under the laws of the Province of Ontario
(hereinafter called the "Consultant')
WITNESSES:
WHEREAS:
A. Visual Bible International kc,, a corporation incorporated under the laws of Florida, ( is engaged in the business of producing, marketing and distributing feature length motion pictures and ancillary products based on word-for-ford adaptations of the Books of the Bible (the "Films");
B. Pursuant to a certain Management and Administration Agreement, as amended, made as of the 1st day of June, 2002 (the "Management Agreement"), JBM has been contracted to provide certain management and administrative services to Visual;
C. Pursuant to the terms of the Management Agreement, JBM has been authorized to retain the services of consultants to carry out and perform the services to be provided by JBM to Visual;
D. Consultant has the requisite capability, experience and capacity to assist and assume certain of the material requisite responsibilities to be discharged by JBM under the Management Agreement;
E. By these presents JBM wishes to retain the Consultant, on the terms and conditions as herein contained, to provide consulting services to JBM and the Consultant is agreeable to be so retained.
     NOW, THEREFORE, in consideration of the mutual covenants, conditions and premises herein contained, JBM and the Consultant hereby covenant and agree with each other as follows:
                  PART 1 - ENGAGEMENT OF CONSULTANT
1.01 Engagement of Consultant: JBM hereby engages the Consultant to provide consulting services (the "Services") to JBM so as to assist JBM in discharge of its responsibilities under the Management Agreement, it being acknowledged that coincident herewith JBM is similarly engaging the services of another Canadian-controlled corporation to provide consulting services to JBM (the "Other Canadian Consultant").
1.02 Terms of Engagement: The parties agree that the term of the within engagement of the Consultant by JBM shall coincide with the term that the Management Agreement, as renewed and extended, is in force and for greater certainty shall be for a continuous initial term of the period of seven (7) years commencing on the date hereof and thereafter shall be automatically renewed for successive additional two (2) year periods. The period during which this Agreement continues, including any and all renewal periods, is referred to hereinafter as the "Term".
                     PART 2 - CONSULTING SERVICES
2.01 Consultant represents to and with JBM that throughout the Term, Consultant shall be a Canadian-controlled corporation and it shall have in its employ or otherwise engage resident Canadian persons with the requisite capability and experience to provide the Services as required hereunder to be rendered to JBM, none of which persons presently are shareholders, directors, officers or employees of Visual. Throughout the Term, Consultant shall so engage and have the services of qualified individuals available to it to the full extent required to enable it to fully discharge its responsibilities to JBM.
2.02 The Services to be performed by the Consultant shall generally be that of the managerial, administrative and supervisory responsibilities of JBM as contained in the Management Agreement and as so required to advance the business prospects of Visual. Such Services, rendered when applicable in conjunction with the services to be rendered by the Other Canadian Consultant similarly retained by JBM shall, without limitations, include the following:
     (a) the supervision and responsibility for all aspects of the creative development, production and marketing process for all of the Films;
     (b) engagement of directors, designers and other creative constituents for the Films;
     (c)  engagement of screenwriters and supervision of scripts for the Films;
     (d) recruitment of senior administrative and executive officers of Visual, the engagement of whom shall be subject to the board of directors of Visual;
     (e)  casting of performers for the Films;
     (f) interfacing with other consultants who may be retained by Visual in any capacity relating to the development, production, marketing and distribution of any of the Films; and
     (g) generally to identify and implement business development opportunities for Visual.
2.03 In the performance of the foregoing Services, it is hereby specifically agreed and acknowledged that all of the approval rights accorded to JBM under the Management Agreement with respect to the business activities and obligations to be undertaken or be incurred by Visual shall not be exercised by JBM but shall exclusively be exercised by the Consultant together with the Other Canadian Consultant both acting independently of JBM and not in any way under the direction of JBM, it being acknowledged that in connection therewith JBM, or its designee acting in the capacity of executive produced of the Films, may only provide non-binding recommendations to the Consultant and Other Canadian Consultant.
2.04 The Consultant's services are not by this Agreement to be construed as being exclusively committed to JBM and the Consultant shall be free, in its discretion, to conduct separate business operations and further, to provide consulting services to any other corporation, firm or person, provided always that the Consultant must ensure that the services required by JBM as provided herein shall at all times be performed in full.
2.05 The Services to be performed by the Consultant shall be performed in its capacity as an independent contractor and nothing herein shall be construed as creating a partnership, joint venture or employment relationship between Consultant and JBM, nor between Consultant and Visual.
2.06 The Consultant may, in order to perform its responsibilities hereunder, retain such professional advisors, agents or other assistants as the Consultant considers necessary or advisable and to be reimbursed therefor by JBM as provided in section 3.02 of this Agreement. The Consultant may rely upon any statement, notice, report or opinion prepared by or any advice received from the accountants, auditors, counsel or other professional advisors so retained in connection with the performance of its duties hereunder and the Consultant shall not be responsible or held liable for any loss or damage resulting from so relying or acting if the Consultant acted reasonably in relying upon the advice received.
2.07 The Consultant shall exercise its powers and carry out its obligations hereunder honestly, equitably, in good faith and in the best interests of JBM and Visual and in connection therewith will exercise that degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.
2.08 The Consultant will not be subject to any liability whatsoever, in tort, contract or otherwise, in connection with its obligations hereunder to any person, for any authorized action taken or permitted by it to be taken, or for its failure to take any action, provided that the foregoing limitation will not apply in respect of any action or failure to act arising from or in connection with dishonesty, bad faith, willful misconduct, gross negligence or reckless disregard of a duty by the Consultant.
                      PART 3 - FINANCIAL MATTERS
3.01 In consideration of the performance of the Services by the Consultant, JBM, acknowledging that it is in receipt of other good and valuable consideration from Visual, shall pay to the Consultant during the initial twelve (12) months of the Term the equivalent of 50% of the sum to be received by JBM from Visual during this initial period, such 50% sum being in the total amount of US$300,000 payable in equal monthly installments in advance plus applicable GST.
During each subsequent twelve (12) month period within the Term, conditional upon the commencement of principal photography of at least one new Film during each Marketing Period, the said annual fee of US$300,000 payable to Consultant shall be increased by US$50,000 and shall similarly be paid by JBM in equal monthly installments in advance plus applicable GST. For purposes hereof, "Marketing Period" shall mean each successive fifteen month period during the Term commencing on the first day of the Term. Consistent with the foregoing, Consultant shall be entitled to receive 50% of such further fees or performance bonuses which JBM may receive under the Management Agreement in connection with the rendition of the equivalent of the Services.
3.02 JBM shall promptly reimburse Consultant for all expenses and disbursements properly incurred by Consultant in the discharge of its responsibilities hereunder to the extent that such reimbursement is within the parameters permitted in the Management Agreement governing the reimbursement by Visual of expenses incurred by JBM.
                         PART 4 - TERMINATION
4.01 This Agreement shall terminate upon the occurrence of any one of the following events:
     (a)  the termination of the Management Agreement;
     (b) The bankruptcy of Visual or the bankruptcy of either of the parties hereto;
                           PART 5 - GENERAL
5.01 Further Assurances. The parties hereto shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the execution hereof, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.
5.02 Governing Law. This Agreement shall be interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
5.03 Amendments and Waiver. No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.
5.04 Assignment. This Agreement may not be assigned by either party hereto without the prior written consent of the other party.
5.05 Notices. Any demand, notice or other communication (hereinafter referred to as a "Communication") to be given on connection with this Agreement shall be given in writing and shall be given by personal delivery, or by transmittal by facsimile or other form of recorded communication addressed to the recipient as follows:
To Consultant:        113 Dupont Street, Suite 101
                      Toronto, Ontario
                      M5R 1V4
                      Facsimile: (416) 323-2334
To JBM:               Purdy's Wharf Tower One, Suite 900
                      1959 Upper Water Street
                      P.O. Box 997
                      Halifax, Nova Scotia
                      B3J 2X2
                      Facsimile: (902) 420-1417
                      Attn.: Charles S. Reagh

or to such other address, facsimile number or individual as may be designated by notice given by either party to the other. Any Communication given by personal delivery shall be conclusively deemed to have been given on the date of actual delivery thereof and, if given by facsimile transmission or other form of recorded communication, shall be deemed given and received on the date of such transmission if received during the normal business hours of the recipient and on the first business day if it is received after the end of such normal business hours on the date of its transmission.
5.06 Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement.
5.07 Enforcement.  This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
5.08 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto.
There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.
     IN WITNESS WHEREOF the parties hereto have executed this Agreement on this day of 3rd February 2003 effective as of June 1, 2002.
 VELVETEEN CONSULTING, INC.
Per: /s/ Garth Drabinsky
Authorized Signing Officer

JBM ENTERTAINMENT INC.
Per: /s/ Joel B. Michaels
Authorized Signing Officer